Exhibit 12.1

Ratio of Earnings to Fixed Charges

	Nine Months Ended September 30,	Year Ended December 31,
	2006	2005	2004	2003	2002	2001
	(Dollars in thousands)
Consolidated income before income taxes, minority interest in earnings of subsidiaries and cumulative effect adjustment	$86,755	$70,894	$69,481	$39,308	$28,951	$9,453
Interest credited to account balances	288,620	311,479	309,034	248,075	183,503	100,125
Interest expense on notes payable	17,989	16,324	2,358	2,713	1,901	2,881
Interest expense on subordinated debentures	16,116	14,145	9,609	7,661	—	—
Interest expense on amounts due under repurchase agreements and other interest expense	25,328	11,280	3,148	1,278	5,373	7,220
Interest portion of rental expense	301	388	344	314	267	171
Consolidated earnings	$435,109	$424,510	$393,974	$299,349	$219,995	$119,850

Interest credited to account balances	288,620	311,479	309,034	248,075	183,503	100,125
Interest expense on notes payable	17,989	16,324	2,358	2,713	1,901	2,881
Interest expense on subordinated debentures	16,116	14,145	9,609	7,661	—	—
Interest expense on amounts due under repurchase agreements and other interest expense	25,328	11,280	3,148	1,278	5,373	7,220
Interest portion of rental expense	301	388	344	314	267	171
Combined fixed charges	$348,354	$353,616	$324,493	$260,041	$191,044	$110,397

Ratio of consolidated earnings to fixed charges	1.2	1.2	1.2	1.2	1.2	1.1

Ratio of consolidated earnings to fixed charges excluding interest credited to account balances	2.5	2.7	5.5	4.3	4.8	1.9

On December 31, 2003, retroactive to January 1, 2003, we adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51.  During the first quarter of 2005, retroactive to January 1, 2003, we adopted FASB Staff Position No. FIN 46(R)-5, Implicit Variable Interests under FIN 46.  See notes 1 and 2 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005.